Exhibit 99.(h)(4)

AMENDMENT TO THE

SERVICES AGREEMENT

THIS AMENDMENT made as of September 4, 2019 (“Amendment”) to that certain Services Agreement dated as of June 30, 2016 (“Agreement”), by and between Boston Trust & Walden Funds, a Massachusetts business trust (“Client”) and Citi Fund Services Ohio, Inc. (“Service Provider” and, with the Client, referred to herein individually as “Party” and collectively as “Parties”).  All capitalized terms used but not defined herein shall have the meaning given to them in the Agreement.

WHEREAS, the Service Provider performs certain fund accounting and  fund administration  services for the Client pursuant to the Agreement; and

WHEREAS, the Parties now wish to amend the Agreement pursuant to this Amendment to update the name of the Client and add a Fund.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the Parties hereby agree as follows:

1.                                Amendment to the Name of the Client.

Boston Trust & Walden Funds is hereby amended to now read: Boston Trust Walden Funds. All future references to the Client shall now be read to mean Boston Trust Walden Funds.

2.                                Amendment to Schedule 5 — List of Funds.

Schedule 5 of the Agreement is hereby deleted in its entirety and replaced with the Schedule 5 attached to the end of this Amendment.

3.                                Representations and Warranties.

a)             Each Party represents and warrants to the other that it has full power and authority to enter into and perform this Amendment, that this Amendment has been duly authorized and, when executed and delivered by it, will constitute a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

b)             The Client represents that it has provided this Amendment to the Board.

4.                                Miscellaneous.

a)             This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

b)             Each reference to the Agreement in the Agreement and in every other agreement, contract or instrument to which the Parties are bound, shall hereafter be construed as a reference to the Agreement as separately amended by this Amendment.  Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect.  No amendment or modification to this Amendment shall be valid unless made in writing and executed by each Party hereto.

c)              This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

Boston Trust & Walden Funds		Citi Fund Services Ohio, Inc.

By:	/s/ Lucia Santini	By:	/s/ Dominic Crowe

Name:	Lucia Santini	Name:	Dominic Crowe

Title:	President	Title:	Managing Director

Date:	August 14, 2019	Date:	August 23, 2019

Schedule 5 to Services Agreement

List of Funds

Boston Trust Asset Management Fund

Boston Trust Equity Fund

Boston Trust Small Cap Fund

Boston Trust Midcap Fund

Boston Trust SMID Cap Fund

Walden Balanced Fund

Walden Equity Fund

Walden Midcap Fund

Walden SMID Cap Fund

Walden Small Cap Fund

Walden International Equity Fund